NEWS RELEASE                                                        EXHIBIT 99.1

                                                                          [LOGO]
                                                              1000 Six PPG Place
                                                      Pittsburgh, PA  15222-5479




                                               contact:    Bill Acton (PR)
                                                           412/394-2872
                                                           Dan Greenfield (IR)
                                                           412/394-3004
                                                           Gary Stechmesser (IR)
                                                           412/394-2861


                    ALLEGHENY TELEDYNE PROPOSES TO ACQUIRE LUKENS INC.
                        FOR $28 IN CASH PER COMMON SHARE;

                 PROPOSAL VALUE IS $715 MILLION, INCLUDING ASSUMED DEBT;

                    PROPOSED ACQUISITION IS STRATEGIC, PRO-COMPETITIVE
                     AND ACCRETIVE TO EARNINGS AND CASH FLOW

Pittsburgh, PA, December 22, 1997 - Allegheny Teledyne Incorporated (NYSE:ALT) today announced that it has proposed to acquire Lukens Inc. (NYSE:LUC) in a merger transaction in which holders of Lukens common shares would receive $28 per share in cash. The proposal is valued at $715 million, including assumed debt.

In a letter delivered to the Lukens board of directors, Richard P. Simmons, chairman, president and chief executive officer of Allegheny Teledyne, stated that Allegheny Teledyne is prepared to enter into a merger agreement substantially identical to the agreement Lukens announced with Bethlehem Steel Corporation (NYSE:BS) last week. Simmons noted that Allegheny Teledyne's proposal of $28 per share in cash represents a 12 percent premium to the stated value of the Bethlehem Steel proposal to acquire Lukens at $25 per share.

The Allegheny Teledyne proposal is fully financed, and would be subject only to customary conditions, including receipt of Lukens shareholder approval and all necessary regulatory approvals, including antitrust clearance.





                                Page 5 of 8 Pages

Simmons commented, "We are convinced that our proposed acquisition of Lukens is founded on firm strategic planning, is pro-competitive, and creates the opportunity for significant synergies and cost savings. The combination is expected to be accretive to our earnings and cash flow, after taking account of synergies, in its first full year. We expect the acquisition to produce continuing operational and financial synergies worth about $50 million in the first full year and nearly $70 million in the second full year. These amounts include the utilization of Allegheny Teledyne's pension surplus to cover the unfunded pension liabilities of Lukens as well as the annual cost of its retiree medical obligations. The merger will be accounted for as a purchase, which is expected to create continuing non-cash charges of approximately $10 million per year. We are confident that, with Lukens' cooperation, we can complete our transaction quickly. We trust the Lukens board will recognize its fiduciary duties and accept our clearly superior offer to enter into a merger agreement."

A copy of Allegheny Teledyne's letter to the Lukens board of directors is attached.

Allegheny Teledyne Incorporated is a group of technology-based manufacturing companies with significant concentration in specialty metals, complemented by aerospace and electronics, industrial, and consumer products. In October 1997, Allegheny Teledyne agreed to acquire Oregon Metallurgical Corporation (Nasdaq:OREM).

Allegheny Teledyne's website can be found at http://www.alleghenyteledyne.com.


                                      # # #





                                Page 6 of 8 Pages

RICHARD P. SIMMONS                                                        [LOGO]
Chairman of the Board,                                        1000 Six PPG Place
President and Chief Executive Officer                 Pittsburgh, PA  15222-5479
                                                            Phone:  412.394.2808
                                                        Facsimile:  412.394.3005
December 22, 1997

To the Members of the Board of Directors of Lukens Inc.:

We were surprised and disappointed to learn of your agreement to sell Lukens Inc. to Bethlehem Steel Corporation. We have worked for over a year with your management and advisors, at your invitation, to structure a transaction which would combine our businesses and reward your stockholders. We believed we had reached an agreement with your company and were disappointed that we were not given an opportunity, despite our obvious interest, to continue to participate in the process.

We continue to believe in a combination of Allegheny Teledyne Incorporated and Lukens and its benefits for each of our shareholders and for your employees. The Allegheny Teledyne Board of Directors has authorized our offer to acquire Lukens for $28 in cash for each outstanding common share of Lukens. We are enclosing a merger agreement which we are prepared to enter into immediately after you have terminated the Bethlehem agreement in accordance with its terms because of our superior offer. This agreement is substantially identical to the one entered into by Lukens and Bethlehem, with changes appropriate to reflect an all-cash transaction.

In evaluating our proposal, you should consider that:

The proposal is an all-cash offer;

The proposal is fully financed;

We propose to dispose of the same assets as Bethlehem;

The financial and other terms of our proposal are clearly superior to the proposed Bethlehem transaction.

Your decision to sell to Bethlehem has created an obligation on your part to secure the best price for your stockholders. Our cash offer is clearly superior to Bethlehem's cash and stock offer. Bethlehem's compounded total return to shareholders over the last three years was negative 58 percent, and it currently receives a sub-investment grade corporate credit rating of single-B-plus from Standard & Poor's rating agency.

We are confident that we can complete our transaction quickly. Your management and advisors already have complete information regarding our financial and operating




                                Page 7 of 8 Pages

Lukens Inc.
December 22, 1997
Page 2



capabilities. Additionally, we have reviewed with them our ability to obtain all regulatory approvals necessary to complete a transaction, including HSR clearances, and, in the course of meetings with your representatives, they indicated that they concurred with our analysis.

Because of the significance of this transaction to our stockholders and to the marketplace and reflecting our commitment to complete this combination, we are making this letter publicly available. The importance of this matter to our companies is great. We are prepared to meet with you and your advisors to finalize a merger agreement immediately. We look forward to your prompt response to our offer.

Sincerely,




Richard P. Simmons





                                Page 8 of 8 Pages